C O R P O R A T E P A R T I C I P A N T S

Stephen Heit, Executive Vice President and Chief Financial Officer

Lance Funston, Chief Executive Officer and Chairman of the Board

Douglas Haas, President and Chief Operating Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Lenny Dunn, Mutual Trust Company

Gene Reilly, Private Investor

P R E S E N T A T I O N

Operator:

Good afternoon. My name is Julie (phon) and I will be your conference Operator today. At this time, I would like to welcome everyone to the Third Quarter 2018 Results of Operations Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer session. If you would like to ask a question during this time, simply press star, followed by the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. If you are listening through the webcast and would like to ask a question, please dial into the conference call using the numbers listed on the webcast console. Thank you.

Steve Heit, you may begin your conference.

Stephen Heit:

Thank you, and welcome, everyone, to the third quarter call.

Statements that will be made today that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which would cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission. No assurance can be given that the results in any forward-looking statement will be achieved and actual results could be affected by one or more factors which could cause them to differ materially. For these statements, we claim the protection of the Safe Harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

Now that we got the legal part out of way, going on to our financial statements, for the third quarter ending August 31, 2018 we had net sales of $4,222,906 and for the nine-month period, we had net sales of $12,440,242.

We had income before tax for the third quarter of a loss of $273,350, and for the nine-month period $687,201. On the balance sheet, our receivables are still up slightly over year-end, but down as opposed to prior quarters. Inventory is up at the moment. But we expect inventory to decrease somewhat in the fourth quarter based on orders that we are shipping out. Other than that, the main effects, as we mentioned in the press release for the quarter, was the increased Digital Marketing advertising, which increased our advertising expense for the quarter. You could see that the advertising expense was, for the quarter, was much higher than it was for 2017, and much higher as a percentage of sales as well.

While we are obviously not happy about reporting the loss for the quarter, I just want to also put things in a little bit of perspective, that if we look at numbers on a monthly basis we had a loss in the month of June and that loss in the month of June, basically affected the entire quarter. But since then the months of July, August and the month of September, going into the fourth quarter, have all been profitable ones for the Company. On a cash flow basis, we showed a use of cash of $858,000, and for the year-to-date as of August 31, and most of that was used to finance essentially the increase in inventory and a small amount for increase in receivables.

Other than that the only other significant increase in expense that we had, that we noted was increase in our shipping costs and the Company is working on that issue. I have no other comments on the quarter. I will turn it over to our Chairman and Chief Executive Officer, Lance Funston.

Lance Funston:

I think your insights are helpful in terms of putting them in perspective, that the reality, Doug, is that we had a loss, probably didn't expect the loss because I think that we had assumed that (inaudible) marketing firm, who were handling our digital media, were spending that money intelligently and we get a bang for the buck. But that $375,000 did not generate any appreciable impact on our sales, and in fact, that would be almost the total of our negative impact for June. Our June numbers were how much-for the loss in June?

Stephen Heit:

June by itself was a loss before tax of $346,000.

Lance Funston:

Okay. It mitigates some of that loss in the quarter as it ended up, (inaudible) get out positively. Let me focus on some issues that are important to our-from a valuation standpoint. I think anybody that listens to these calls knows I don't-I don't look a lot at interim performance as much as I look at the macro issues that affect enterprise value. We continue to look for acquisitions, and every time I look or bid or do due diligence, I keep coming back to a valuation number this is 3 to 3.2 times net sales and we think we will end the year at what level, Doug-Steve, how we would we wholly expect the year end?

Stephen Heit:

Sales (inaudible) came out to what?

Douglas Haas:

Yes, spring that-now we expect that our expectations of net sales for the year is about approximately $17 million.

Lance Funston:

Okay. If you want to do the math, you do the math, but 3.2 seems to be the current multiple at $17 million you should use for total enterprise value and that's well above any stock price we will have in the interim. But that gives me a lot of comfort, but may not give you comfort. I feel like I made a good investment, I'm happy with it. But I do think that you have to look at the specifics of this year in terms of this transition because I know in the last call, several of our Investors were concerned about the transition, to gage whether or not that transition is having a positive or negative effect on our performance.

I think specifically, when you look at the topline, I’d say to-date, we'll take a step back before we take a step forward. I think these are principles (phon) for transitioning. I asked Doug-was the last Board meeting, two weeks ago-to help me understand what one-time negative events affect their topline so I could feel comfortable in telling you that I think we're still on track. He pointed out to me that $1.5 million of contracts that we would typically have in place the first six months with accounts like the Walgreens and RiteAid were not put in effect because even though the contract called for (inaudible), the prior distributor, to do so, they did not do it. We had a $1.5 million of coop contract that did not get put in place. It could easily have affected our sales and usually would provide sales lift.

There was $624,000 in orders that we actually saw fall through the crack because Emerson did not provide a transition issue-transition numbers that would be dated numbers that would connect our new distribution center with the order activity they were getting; $624,000 in orders, I would say, fell on the cutting room floor simply because they didn't get passed on. Now did we recover any of that business? I would say most consumers, when they can't find the part they want, they go to another product. It has a very negative effect on our business.

The third factor, it was just simply the net effect on sales of orders that were in dispute, our previous product was sold in (inaudible) and the distributor was contesting the quality of the shipment we were sending and, in fact, ultimately, to get the product moving we had to put-take a $1.2 million hit, which is a combination of sales we would have made plus our reserved (inaudible) on the books to account for their unwillingness to pay that obligation.

Add all that, (inaudible) $450,000 worth of orders that we would typically forecast for Dollar General, a chain we have done business with for 15 years. Emerson did not tell us nor did Dollar General that they did not carry our product any longer so that $450,000 did not happen. Unfortunately, that was after we had already built some of that inventory so that we had the-at least (inaudible) what you’ll get for Christmas, (inaudible) from Dollar General. That total is $3.7 million. You put the total of $3.7 million into net sales, which is probably not fair. You'd have to net it out, but put $3 million back in, and now instead of being at our forecast for '17 or '20 which is about where our plan was here, and we're on track, but you ask yourself, why’d we move (inaudible). We moved (inaudible) because the inability to execute those (inaudible) plan to coop was consistently slipping through the cracks at Emerson. Their inability to communicate with us in a real time manner, we lost as much as Dollar General lost, were inadequate as well so it couldn't respond in a timely manner and stay up with the accounts.

I think, in the long run, we made the right decision; in the short run, we're sure not getting a big bang for our buck. When the senior executives came in to headquarters last week, spent some time talking about what they are going to do to fix that, and I think their ability to fix it is very much constrained by the review schedules that they have to live with on the majors. I assume most of you who deal in consumer goods know that a Wal-Mart can estimate, let's say, 0.5 million SKUs per department and only do so on a schedule that permits their buyer to review in an orderly manner and for that reason, they don't open the account for new products or increased activity until that review occurs.

We are now living with that reality. Walgreens, in fact, did have a review already and we think they will make some favorable decisions regarding new products that we're developing for next year. If they do, though, remember, that will not be put into the shelf until next year. In essence, what we have now is a year-end estimate of $20 million. Well, by that time, 3.2, you get to an all-in enterprise value of $66 million which might be a hair above where the stock is today.

I could go into a lot of plans in terms of what we have scheduled for next year, but I think the proof will be in the pudding, the buyers will be reviewing all those new products in first and second quarter. We will report those successes or failures as they occur. I think that we're-we know where our softness is (inaudible), notwithstanding the Dollar General order cancellation. We know that the brand needs to be revitalized. Two new products are online to present to the buyers and we think they're going to be successfully received but we have to-that's a buyer's problem and you have to wait and see what happens.

On the Internet side, needless to say we have now learned that you can't pour too much into digital media, day one expect a response. Now the digital campaign, any of you go to our site, you'll find that we're upgrading the site and a major-a change, sea change in that activity has been to basically walk before we run and do dip a small little test-one test at $700/week, another test at $200/week. If it performs well, we will continue, if it doesn't, we won't. That's where we are.

If you have any questions, please let me address them. Be happy to. We must be doing a good job if there are no questions. Julie, we will take any questions now.

Operator:

Your first question comes from Lenny Dunn with Mutual Trust Company. Lenny, your line is open.

Lenny Dunn:

Hey, good afternoon. What exactly are you doing with Internet marketing today? Have you hired anybody to market on the Internet for you?

Lance Funston:

Lenny, we've asked a-we did hire internally a lady who is young enough to be considered a millennial. The problem is you’ve got a 75-year-old CEO who is not very millennial and look at two guys that don't qualify, Doug and Steve are not exactly in that category either. We have a young lady that's actually …

Douglas Haas:

We passed that many decades ago.

Lance Funston:

… doing the coordination now on these small tests. As far as a major digital initiative is concerned, the only plan is to test a new product that we have scheduled for the first quarter, which is a direct to consumer product for (inaudible). The reality is, Lenny, we discovered that a product that had been distributed widely in retail-and if you take each of our products and look, we're in 15,000 to 20,000 different retail locations. Those locations makes it clear to consumers that the next time they're into Wal-Mart or RiteAid or Walgreens Drug, they will stop and get the product.

They are not likely to necessarily jump on buying from Internet sites simply because they see that ad on YouTube or Instagram or (inaudible). Now, we proved that out with a new product-an old product we just brought called Pain Bust R. Pain Bust R is not in any retail location today. Our own-and the site that we supply that product to-for testing purposes, one site had it-and every time they get a case of the product, they sell out. They sell as fast as they can get. That's because you can't get the product anywhere else. We're facing-we'll start trying something in the first quarter, which may or may not work. I hate to even mention it because it might not work.

There are products that we've developed for Plus White is clearly a consumer product. It's a very simple, polish device, like the dentist uses when you get your teeth cleaned in their office. It uses (inaudible), operates with batteries, our (inaudible) designed it and it will be available in January, direct to consumer campaign before we put at retail, even though Walgreens has agreed they want to put it in their stories in the second quarter.

The first quarter gives us a chance to say, on television, this is a product that you need to go to the Internet to buy on an exclusive basis. It's almost like we’re cursed with broad retail distribution that comes to the Internet. We’ve actually seen companies now that are originating on the Internet, having never gone to retail and done really well. But we happen to have a very broad retail distribution, so that is where we are, it's a fact.

I wasn't expecting great things from our digital group. We tried this outside group. They did not perform well, in my judgment. I will say that the only bright light in that tunnel would be Target, which I think has a much more millennial base, consumer base and Target did get a significant lift in sales on Bikini Zone, which was the product that we chose to launch digital campaign on.

But thanks for your questions. They are always insightful.

Lenny Dunn:

Okay. Just another-

Lance Funston:

I'll say one thing, I think, Lenny, I mentioned this to you the other day the, we are negotiating with an Internet-based retailer that we hope-which is the largest retailer in Amazon's stable, and I think we're coming very close to getting the contract resolved. But that contract permits them to be our agent on Amazon which we think will increase our presence there. But that's not something we will-that's a situation where we think they can do a very good job and we can't, because they do it every day. This particular company processes a million orders a month. That gives them a lot of insight into what sells and what doesn’t sell on Amazon. I will firm that news up when we have a firm contract but I think we are close.

Lenny Dunn:

Okay, yes, that was part of one of the other two questions I had is that we go a long time between news releases and Shareholders, I mean, if you can have some kind of update out there maybe once a month that would be very helpful to understand what we're doing, so that we don't have to wait three months or four months, in the next case, so before we find out what's going on.

Lance Funston:

Point well taken, but I do have a limitation on what I put in a press release. It has to be a fact, that is-

Lenny Dunn:

No, I understand that. We don't want just (inaudible) having a nice time. We want facts, but it seems like there should be at least roughly a fact a month that we can read about. The other thing is, so you are more of-

Lance Funston:

We did install new security system at the corporate headquarters of (inaudible) that comes to the door.

Lenny Dunn:

Okay.

Lance Funston:

(Inaudible) good news for you. We just found out that Honduras has a very substantial appetite for Plus White. Some people think that (inaudible) has been organized by the Democrats to come see if they can break our border loose, open border and break into the U.S. But they're really coming up to try to buy Plus White. It will give a real lift in sales.

Lenny Dunn:

Okay, and the-can you get your systems so that you have a little better control of knowing exactly what your sales are, and the marketing efforts, what's paying off and what isn't paying off, on a quicker basis?

Lance Funston:

Well, we're putting effort into that, Lenny. I'll tell you this is a business that requires many-a lot of information. In fact, the luncheon meeting I just had with Doug and Steve was to focus them on developing a monthly report that will give me profitability by account, by SKU. We already have a report to generate sales by DMA. For each month, showing the ad spend and showing that as a percentage of sales to make sure we are-the ad's fitting in line. The only departure there was that we had that phenomenal leak in digital this past summer. But in terms of TV, I think we're on top of it. But I do hear you and we're trying to get-the Intech (phon) system, I believe, is one that will give us those insights on a more timely basis. I think that's the report we think we can produce.

Lenny Dunn:

Okay. I'm certainly pleased to hear that we were profitable in September and does October look like we're going to continue our profitability?

Lance Funston:

(Inaudible).

Lenny Dunn:

Okay. Again, please keep us up to date on things other than the lab (inaudible).

Lance Funston:

Sure.

Lenny Dunn:

We don't have to-

Lance Funston:

Happy to. Any other questions?

Operator:

As a reminder, if you would like to ask a question, please press star, one on your telephone keypad. Your next question comes from Gene Reilly, a Private Investor. Gene, your line is open.

Gene Reilly:

Thank you. Now you mentioned-actually, the first question would be finished goods inventory is like $3 million. If you were to break that down into the different category, what would be in there, that $3 million, like how much of it is in skincare versus oral versus analgesic?

Lance Funston:

We could break down the numbers, but-in terms of, by brand, where we're at. We do have that available. I'm not so sure what relevance that has. I mean, I don't think that's information that we necessarily want to disclose to get into-that plenty more detail.

Douglas Haas:

To give you a feel what inventory looks like, this is Doug speaking. Half, approximately about $300,000 of that inventory we carry through, the $3 million is high for us, was inventory we carry for a large international order that's set to ship this month. We also have in there approximately $800,000 of new product development that are items that are for sale next year, line extensions for all the brands.

As the brands go, you can take the remaining amount of inventory and divide it up by who carries the most sales, which is Plus White is our largest seller, then Bikini Zone and then down to Sudden Change. The Plus White is number one (inaudible) was the third one in there. That (inaudible), yes. Skin and then teeth whitening, so those two skin items are probably, to your question, are probably split the inventory 50-50.

Gene Reilly:

Okay, that answers my question. Thanks.

Douglas Haas:

Okay.

Gene Reilly:

Now the second question that I have is basically in-there’s different categories. I know analgesic sales over the trailing 12-months have been negligible, but you were talking about Pain Bust R before. Is that going to be something we're going to be seeing in the income statement next year, or is it just starting to kick into gear now or-because I'm just saying, because the last 12 months, it's not done anything.

Lance Funston:

Let me make sure I clarify your point. To be clear, Pain Bust R, I just mentioned as an illustration of how much more efficient the Internet can be if you have a product that's not available at retail. The sales are relatively de minimis. I would say there are maybe, if we're lucky, 30,000-40,000 for the year. But we have (inaudible) heavily invested $50,000, all right? Okay.

Now we have new SKUs available in the category. We're developing a stronger Pain Bust R SKU and I think Pain Bust R’s a product that could in fact have some traction at grocery level, has been presented by (inaudible) this next spring (inaudible). I think, in general, what you see is what we've got. We're in the skin care, oral care, a nominal presence is left in nail. I'd say that on the nail care side, we’ve got maybe 100,000 inventory. We just got back into nail care, I think we have two or three accounts, (inaudible) being one of them, but it is not material. The depilatory category, Bikini Zone, Plus White and skin care lines, Sudden Change and Porcelana.

We never run heavy on Porcelana but we are running a little heavy-actually, that’s not true. We’ve got that new SKU for After Hours, 24 hour SKU next year and a hand-(inaudible) hand cream which are both new SKUs and we’ve got inventory for that. We build the inventory when we have an opportunity to capitalize on lower production costs given the gaps in a particular production source’s schedule. Whether we produce it too early or too late is-all I know is if you sell it, you better have it available to ship. That'll kill that brand quicker than anything else.

I think, are we long on inventory? I'd say we're long on Sudden Change by about 250 because Management did not-made a very inept decision, that would be me, to try to launch for traditional skincare formulas like night creams and revitalize-skin revitalization, etc., basic core skincare items under the Sudden Change trademark when, in fact, the market has already identified that mark, Sudden Change, as a fast-acting immediate solution to a wrinkle or under eye, sagging or whatever, so we’ve now-I’ve acknowledged that. I'm not going to go back there, but we do have some in the warehouse that we’ll have to dispose of and that’s probably-I don't think it's something we need to write off until we present to retail. I still think it's going to sell.

Gene Reilly:

Now what do you think about the Nutra Nail? Four years ago it was a big product for you and you are just re-introducing it. I mean, are you looking forward to-are you hopeful that it's going to be a big product?

Lance Funston:

Well, I think if we can figure out a way to differentiate our brand at the shelf, we will do well. But we don't-you put-if you throw your nail polish product on one of those-hundreds of pegs in drug and you don't have any kind of a display feature, I think you will not have a very-you’re not going to have a great experience. We are dribbling the core products out. We went back into five different SKUs-I believe it's five.

Douglas Haas

It's five.

Lance Funston:

The core SKU is still the best, but I think the recovery of that trademark may be tough because the prior management did, in fact, venture off (inaudible) to health and wellness which didn't do well and before that was color and nail appeal and all that stuff. The reality is, it's just a good-the good core products, the nail hardeners, etc., are the products that have done well over time. It will be a piece of business yet, because it helps form part of what I see as the enterprise value yet, because there's somebody out there-but one thing about enterprise value, remember, guys, you're always factoring in the fact that everybody thinks they’ve got a smarter idea. I'm glad to have the nail, the Nutra Nail in the arsenal because there's some guys still look us at some point and say, gee, I know what to do with that. They will bid a much higher price for it. Stay tuned, see what happens, I wouldn't put it-I'm not hanging my hat on Nutra Nail.

Gene Reilly:

Okay, and then just one more, this is on the shipping, you mentioned in the 10-Q that the increase in shipping had something to do with product mix, but if you look at just the six months that just ended compared to the six months-the same six months a year ago, even though revenues are down, the shipping is double, it seems that product mix is-isn't the whole story there?

Lance Funston:

Let me direct that to Doug because he is living that battle every day, but let me compliment you on the fact that you're looking closely enough to notice that because it is a critical issue. Doug, what's your challenge?

Douglas Haas:

We were well aware, transitioning away from the Emerson Group, giving a consolidated shipping cost for all of our outgoing freight. That’s part of losing your identity in the marketplace, because all the orders ship out under Emerson's name and it can give you a fantastic consolidated shipping rate. We had budgeted that with the savings on the side of inbound freight offset and also the warehouse costs where he's not doing such a nice job and charging four times the industry standard on picking and packing that pallet. Net-net, it should have washed out to a $100,000 positive on our operations side for inbound and outbound pick and pack for our orders.

Where we got off track this year is with our blend of products going to Wal-Mart. Wal-Mart, in our new warehouse, is a blended outbound rate. The non Wal-Mart items that ship are 700% more expensive to ship out the door, non-consolidated freight rates.

You can see how very quickly, by the Wal-Mart business dipping, it can have a pretty dramatic effect on our overall profitability. But to compare it to last year, is they are not apples-to-apples. They are apples-to-oranges and we were fully prepared and vetted that in all of our due diligence that we did when we moved away from Emerson. But where we got non-profitable on the outbound freight is when the blended sales has gone off track with the Wal-Mart business.

Two things are happening on that front. One is, I'm looking for a 3PL solution that's little more cost effective for us, and we're also looking to bring a potential other one of our major customers who's become very active in the outbound blended freight business in co-packing orders. We're hoping to bring them on board so we’d have two of our major retailers taking co-pack freight, and I'm hoping to make those things happen in '19. But you cannot make an announcement on the-because they are not factual yet. But very much has our attention and, operationally, it's one of my number one going issues that I'm working with my team to fix.

Gene Reilly:

Okay. Well, thank you very much. Everybody there, thank you very much for providing all the information on the conference calls. See you next quarter. Thank you.

Lance Funston:

Pleasure.

Operator:

We have no further questions at this time.

Lance Funston:

Thanks a lot. Thanks for calling, guys.

Operator:

This concludes today's conference call. Thank you for your participation and you may now disconnect.